Exhibit 5.1

January 27, 2020

Co-Diagnostics, Inc.

2401 S. Foothill Drive, Suite D
Salt Lake City, UT 84109

Ladies and Gentlemen:

We have acted as counsel for Co-Diagnostics, Inc., a Utah corporation (the “Company”), in connection with the sale and issuance of up to 3,448,278 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-226835) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on September 7, 2018. The Shares are to be sold to certain institutional investors pursuant to a Securities Purchase Agreement dated January 23, 2020 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Articles of Incorporation, as amended, and Bylaws; (ii) certain resolutions of the Board of Directors of the Company relating to the sale of the Shares; (iii) the Purchase Agreement and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on January 27, 2020. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions set forth in this letter are limited solely to the Utah Revised Business Corporation Act and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Carmel, Milazzo & DiChiara
Carmel, Milazzo & DiChiara